Exhibit 4.30

Confidential treatment has been requested for certain portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as “[*****]” or “*******”. A complete version of this exhibit has been filed separately with the Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

MODIFICATION 0002 TO
SUBCONTRACT 200-2002-00010 (BXTR)

Only Applicable to Goods and Services Ordered
Under Delivery Order 0002

In consideration of the mutual agreements set forth herein, Acambis Inc. (hereinafter “Contractor”) and Baxter Healthcare Corporation (hereinafter 2nd Subcontractor) hereby enter into this bilateral Modification 0002 to Subcontract 200-2002-00010 (BXTR) as follows:

This Modification 0002 only applies the performance of Subcontract Item 0005B as ordered under Subcontract Delivery Order 0002.

Description of Modification

Item 0005B

(a) This Modification deletes the requirements that 2nd Subcontractor assemble and package the IND vaccine, diluent, and associated kit components and materials in individual 100-dose kits (Final Kit Assembly) for shipping. Instead, the 2nd Subcontractor shall prepare the vaccine and associated materials for distribution as follows:

*****Boxed vaccine nesting trays from Item 0001B shall be packaged in final shipping cartons. Packaging shall be designed to *******

***** Boxed diluent nesting trays from Item 0001B shall be packaged in final shipping cartons. Packaging shall be designed to ******

(iii) Bifurcated vaccinating needles and the diluent transfer syringe/needles shall be packaged in final shipping cartons each of which contains 5000 bifurcated vaccinating needles (50 boxes of 100 needles each) and 50 syringes/needles for diluent transfer.

(b) The 2nd Subcontractor shall label each vial of vaccine and diluent with the appropriate IND label and mark each final shipping carton *******

(c) This Modification deletes the requirements for printing, packaging and distributing the IND Package Insert and the Consent Forms in a Part C package. Additionally, bifurcated vaccinating needles and syringes shall not be assembled in Part B Packages of 100 bifurcated vaccinating needles and one (1) syringe/transfer needle each; instead the needles and syringes shall be distributed in bulk as described in paragraph (a) above.

*******

(e) Final shipping cartons shall be designed to fit on a standard ******* shipping pallet with a maximum height to be determined between the 2nd Subcontractor and the Centers for Disease Control (National Pharmaceutical Stockpile). The 2nd Subcontractor shall place the vaccine, diluent, and vaccinating needle/syringe final shipping cartons on standard pallets for distribution and pickup *******

(f) Except to the extent provided herein, all the terms and conditions of the Subcontract remain unchanged.

Subcontract No. 200-2002-00010 (BXTR)
Modification 0002

2nd Subcontractor shall submit to the Contractor a proposal for equitable adjustment, if any, of the Subcontract price(s) associated with this Modification within 30-days after the Contractual Officer requests such a proposal. In the event that the Parities are unable to agree, any dispute between the Contractor and 2nd Subcontractor regarding the amount of any equitable adjustment to price resulting from this modification shall be resolved in accordance with Clauses H.22, Disputes, and H.23, Governing Law, of the Subcontract.

IN WITNESS WHEREOF, the parties hereto have executed this Modification 0002 to be effective as of ___ April 2002.

Acambis Inc.	Baxter Healthcare Corporation
(Contractor)	(2nd Subcontractor)

By:	By:

*******	*******
Execution Date: May 02	Execution Date: April 30, 2002